Exhibit 10.4

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

DATED 16 JUNE 2006

ACADEMISCH MEDISCH CENTRUM

- and -

BEHEERSMAATSCHAPPIJ DIENSTVERLENING EN DEELNEMING AZUA
B.V.

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AMSTERDAM VECTOR PRODUCTIONS B.V.

- and-

AMSTERDAM MOLECULAR THERAPEUTICS B.V.

AGREEMENT

THIS AGREEMENT is made as of the day of 16 June, 2006

BETWEEN:

(1)           ACADEMISCH MEDISCH CENTRUM, whose principal address is Meibergdreef 9, 1105 AZ Amsterdam, the Netherlands (“AMC”); and

(2)           BEHEERSMAATSCHAPPIJ DIENSTVERLENING EN DEELNEMING AZUA B.V., whose principal address is Meibergdreef 9, 1105 AZ Amsterdam, the Netherlands (“BDDA”); and

(3)           AMSTERDAM VECTOR PRODUCTIONS B.V., a closed limited liability company organized and existing under the laws of the Netherlands, with registered offices at Meibergdreef 61, 1105 BA Amsterdam, the Netherlands (“AVP”).

(4)           AMSTERDAM MOLECULAR THERAPEUTICS B.V., a closed limited liability company organized and existing under the laws of the Netherlands, with registered offices at Meibergdreef 61, 1105 BA Amsterdam, the Netherlands (“AMT”).

RECITALS:

(A)          AMC is a leading medical centre in the Netherlands which, amongst other activities, conducts research into the therapy, prophylaxis and diagnosis of various diseases and other conditions.

(B)          To the extent that AMC carries out activities relating to the results of its research it does so through BDDA.

(C)          AMT was founded in 1998 to further research, develop, manufacture and commercialise certain viral products and technologies which had arisen and which would arise at AMC.  AMC has invested in AMT through BDDA and indirectly controls ninety-one point nine percent (91.9%) of the issued share capital of AMT before taking into account share option arrangements.

(D)          Various agreements have been made from time to time between AMC and AMT concerning the ownership and licensing of technical and scientific matter relating to the discovery, development, application and manufacture of viral products with therapeutic applications and resulting from the research activities of certain researchers employed by AMC within the framework of their activities as employees of AMC (whether such activities were conducted alone without collaboration with employees of AMT or in collaboration with employees of AMT) including a license agreement dated 22 January 2002, all such earlier agreements being called “Original IP Agreements” in this Agreement.

(E)           Separately AMC and BDDA founded another company, AVP, to carry out the manufacture to GMP (as defined below) of certain therapeutic products.  As AVP has not needed the capacity of the GMP facility and other manufacturing assets leased to it AVP has from time to time given AMT the right to use such GMP facility and other assets under the terms of various agreements (“Original AVP/AMT Agreements”) to some of which AMC and/or BDDA have been a party.  One implicit term of the Original AVP/AMT Agreements has been that AMT would, as employer of all AMT employees operating such GMP facility and other assets, own all Intellectual Property (as defined below) arising as a results of the activities of such employees.

(F)           In addition to the Original IP Agreements and Original AVP/AMT Agreements there have from time to time been various other agreements made between any of AMC, BDDA and AVP on the one hand and AMT on the other hand concerning the business activities of AMT including financial, management and other agreements, all such other agreements being called “Other Original Agreements” in this Agreement.

(G)          In this Agreement Original IP Agreements, Original AVP/AMT Agreements and Other Original Agreements are collectively called “Original Agreements”.

(H)          In contemplation of a new fund raising being conducted by AMT pursuant to which there will be investment in AMT diluting BDDA’s shareholding in AMT the Parties (as defined below) are entering into this Agreement:

a.             to terminate all the Original Agreements; and

b.             to assign to AMT any right, title or interest that AMC has in the Existing Patent Rights as hereafter defined; and

c.             to set out certain financial terms agreed between the Parties; and

d.             to permit AMT to use the GMP facility and other assets of AVP for a specified period and to set out the terms therefor.

(I)            For clarity this Agreement does not seek to regulate the following activities which it is intended shall be the subject of additional agreements between the relevant Parties to the extent that such activities will occur:

a.             following the Effective Date (as defined below) the access by AMT to the results of academic research in the Field (as defined below) by any employee of AMC and/or BDDA under any sort of pipeline arrangement; or

b.             following the Effective Date the sponsorship by AMT of any research to be conducted by employees of AMC and/or BDDA whether alone or in collaboration with employees or partners of AMT.

NOW IT IS HEREBY AGREED as follows:

1.             DEFINITIONS AND INTERPRETATIONS

1.1          In this Agreement in addition to the definitions in the Recitals the following definitions shall apply unless the context requires otherwise:-

“AAV Vector” - an adeno-associated virus vector composed of a transgene cassette with limited length (approximately 4.5 kb) flanked by an ITR DNA sequence.

“Affiliate” - any company, partnership or other business entity which controls, is controlled by or is under common control with either Party.  For the purposes of this definition only, “control” refers to any of the following (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; (b) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (c) status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Agreement” - this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this document.

“AMC’s Ownership Interest” - as defined in Section 3.1.

“AMT Facility Manufacturing Know How”- all manufacturing Know How that is in the possession of AMT as of the Effective Date and/or will come in the possession of AMT during the Rental Term, that is required by or useful for AVP to run the GMP Facility under GMP conditions without interruption as from the end of the Rental Term, including but not limited to all standard operation procedures related to the GMP Facility and all validations related to the equipment of the GMP Facility, but expressly excluding any Know How pertaining to the Products.

“AVP Assets” - all assets owned by AVP at the Effective Date set out in Schedule 1 that are physically present at the space the subject of the Rental Agreements and any replacements thereof under Section 9.2 and any other assets added to Schedule 1 by agreement between AVP and AMT from time to time.

“Business Day” - 9.00 am to 5.00 pm local time on a day other than a Saturday, Sunday, bank or other public holiday in the Netherlands.

“Commercialisation”, “Commercialising”, or “Commercialise” - all activities relating to the export, import, promotion, marketing, detailing, distribution, storage, handling, offering for sale and sale of FG Product.

“Competent Authority” - any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by the Agreement or over the Parties.

“Confidential Information” - means (i) any Know How disclosed either directly or indirectly by one of the Parties hereto to the other and pertinent to the subject matter of this Agreement; and (ii) any other information coming into a Party’s possession relating to the other Party’s business as a result of this Agreement including relating to their business relationships, licensees, products, revenue flows, profitability, intellectual property or otherwise relating to their business affairs or finances which is either marked confidential at the time of disclosure by the other Party or is clearly confidential from its inherent nature.

“Cover” (including the variations such as “Covered”, “Coverage” or “Covering”) -the development, making, using or Commercialisation of a given product in a Commercialised form would infringe a Valid Claim of a Patent Right in the absence of a licence under such Patent Right.  The determination of whether a product is so covered by a particular Patent Right shall be made on a country-by-country basis.

“Documents” - analyses, books, CD-ROM, charts, comments, computations, designs, discs, diskettes, files, graphs, ledgers, notebooks, paper, photographs, plans, records, recordings, reports, research notes, tapes and any other graphic or written data or other media on which Know How is permanently stored and other computer information storage means, and advertising and promotional materials of any nature whatsoever including preparatory materials for the same.

“Effective Date” - the date on which AMT completes the First Third Party Investment.

“Existing Patent Rights”- those Patent Rights jointly owned by AMT and AMC, details of which are set out in Schedule 2 and any Patent Rights subsequently derived therefrom.

“Expert Determination” - the Procedure set out in Schedule 3.

“FG Products” - LPL Products, IL-10 Products and Nash Products.

“First Commercial Sale”- for each FG Product, the first invoiced commercial sale by AMT, its Affiliates or sub-licensees to a third party in a country after grant of required Marketing Authorisation and pricing approval has been granted (if required in that country) by the appropriate Regulatory Authority.  Sales for test marketing or clinical trial purposes do not constitute a First Commercial Sale.

“First Third Party Investment” - the first investment by a person or persons other than AMC or BDDA in AMT (whether in the form of equity or other equity instruments) or debt, which investment is greater than [**] Euros (€[**]).

“First Rental Agreement” - the rental agreement between AMC and AVP relating to certain space in Building R-Noord dated October 1, 2005, a copy of which is at Schedule 4 to this Agreement.

“GMP” - manufacture in accordance with Directive 91/412/EEC and Directive 2003/94/EC or any other applicable European Community Legislation or regulation as amended and applicable from time to time.

“GMP Facility” -the facility comprising the space the subject of the Rental Agreements and the AVP Assets.

“IL-10 Product” - a gene therapy product for the treatment of diseases and conditions caused by the deficiency or mutation of the IL-10 gene.

“Insolvency Event” - in relation to a Party, means any one of the following:

(i)            a resolution shall have been passed by that Party’s directors or by its shareholders to request a court to open insolvency proceedings as defined in Article 2 (a) of the European Insolvency Regulation; or

(ii)           a request to open such insolvency proceedings shall have been submitted by that Party to a court; or

(iii)          another person or entity who has the power to request the opening of insolvency proceedings as defined in Article 2(a) of the European Insolvency Regulation shall have submitted such request; or

(iv)          insolvency proceedings as defined in Article 2(a) of the European Insolvency Regulation have been opened with respect to that Party; or

(v)           a request has been filed for suspension of debts of AMT; or

(vi)          AMT , as a consequence of financial difficulties, makes any voluntary arrangement with its creditors outside a bankruptcy, suspension of payments or any other similar regulation; or

(vii)         an order is made or a resolution passed for the winding-up of AMT;

“Know How” - technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs,

formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities.  Know How includes Documents containing Know How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know How.  The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

“Legal Requirement” - any present or future, law, regulation, directive, instruction, direction or rule of any Competent Authority or Regulatory Authority including any amendment, extension or replacement thereof which is in force from time to time.

“LPL Product” - a gene therapy product for the treatment of diseases and conditions caused by lipoprotein lipase deficiency or mutation.

“Marketing Authorisation” - any approval from a Regulatory Authority to market and sell a FG Product in any country including any form of reimbursement approval.

“Nash Product” - a gene therapy product for the treatment of non-alcoholic steatotic hepatitis.

“Net Sales” - the gross amounts invoiced by AMT, its Affiliates or sublicensees for all sales of FG Product less the following items to the extent that they are paid or actually allowed and are shown on the relevant invoice:

(a)           credits, allowances, discounts and rebates to, and charge backs from the account of, such customers for spoiled, damaged, out-dated, rejected, or returned FG Product;

(b)           freight and insurance costs incurred in transporting such FG Product, to the extent such costs are itemized in the invoiced sales price;

(c)           cash, quantity, and trade discounts and other price reductions;

(d)           sales, use, value-added, and other direct taxes; and

(e)           customs duties, surcharges, and other governmental charges incurred in connection with the exportation or importation of such FG Product.

The transfer of FG Product by AMT or one of its Affiliates to another Affiliate shall not be considered a sale.  In such cases Net Sales shall be determined based on the invoiced sale price by the Affiliate to the first third party trade purchaser, less the deductions allowed under this Section.

Upon the sale or other disposal of FG Product other than in a transaction generating revenues from or based on a sales price for the FG Product which sales price is either customary or would be reasonably expected in the country of sale, such sale, disposal or use shall be deemed to constitute a sale with the consideration for the sale being the consideration for the relevant transaction and constituting Net Sales hereunder or if the consideration is not a monetary amount a sale shall be deemed to have occurred for a price assessed on the value of whatever consideration has been provided in exchange for the supply.  Disposal of FG Product for or use of FG Product in, clinical studies or as free samples shall not give rise to any deemed sale under this Section.  For clarity, there shall be no limit on the quantity of FG Product which may be used in clinical trials but the quantity of FG Product to be given away as free samples shall be such quantities common in the industry for this sort of FG Product, which shall in any event not exceed [**] units of FG Product per FG Product per field sales force representative per annum.

Disposal of FG Product for, or use of FG Product, in clinical studies or as free samples to be in quantities common in the industry for this sort of FG Product shall not give rise to any deemed sale under this Section.

Such amounts shall be determined from the books and records of AMT and its Affiliates maintained in accordance with IFRS, consistently applied.

“Party or Parties” - AMC, BDDA, AVP and/or AMT.

“Patent Rights” - patent applications and patents and all foreign counterparts of them in all countries, including any renewals, re-examinations, continuations, continuations-in-part, patents of addition, extensions, (including patent term extensions,) reissues, substitutions, confirmations, and any equivalents of the foregoing in any and all countries of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

“Quarter” - each period of three months ending on 31 March, 30 June, 30 September or 31 December and “Quarterly” shall be construed accordingly.

“Regulatory Authority” - any national, supernational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental agency including the FDA, in any country involved in the grant of Marketing Authorisation.

“Rental Agreements” - the First Rental Agreement and the Second Rental Agreement.  For clarity, the Rental Agreements are not Original Agreements.

“Rental Term” - as defined in Section 7.1

“Second Rental Agreement” - the rental agreement between BDDA and AVP relating to certain space in Building R-Zuid, a copy of which is at Schedule 5 to this Agreement.

“Total Available Production Capacity” - the total number of project weeks per Use Year available comprised of clean room activity and related preparatory and post clean room activity in the space subject to the First Rental Agreement and the space subject to the Second Rental Agreement together (including production hours to be used by AMT itself and/or third parties) being [**] project weeks per Use Year.

“Use Year” - as defined in Section 11.1:

“Valid Claim” - either:

(a)                                 a claim of an issued and unexpired patent included within Patent Rights, which has not been disclaimed or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)                                 a claim of a pending patent application included within Patent Rights which claim has been filed and has been prosecuted in good faith for not more than [**] years and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application.

2.                                      TERMINATION OF ORIGINAL AGREEMENTS

2.1                               The Parties agree that, with effect from the Effective Date, all of the Original Agreements shall terminate including any provisions of them which expressly or impliedly are stated to survive such termination.

2.2                               Subject to Section 2.4 each Party hereby releases and discharges the others from all their obligations and liabilities under the Original Agreements as at the Effective Date.

2.3                               Subject to Section 2.4 each Party waives any and all claims of any nature whatsoever and howsoever arising (whether now or in the future and whether presently known or unknown) and including, without limitation, for payment or otherwise which it may have against another under the Original Agreements.

2.4                               At the Effective Date there is a [**] Euro (€[**]) loan from BDDA to AMT outstanding.  Repayment of this loan shall be deferred until a “Successful Exit” being either: (i) the occurrence of a future liquidity event allowing a successful exit for the investors in AMT that realises for such investors an investment multiple of at least [**] times their original investment; or (ii) the becoming effective of a fully underwritten initial public offering of the shares in AMT at a price per share equal to or greater than [**] times the original subscription price (being two point nine four six Euros (€2.946) per share) and with gross proceeds in excess of [**] Euros (€[**]).  It is acknowledged by the Parties that as part of the First Third Party Investment the subscription agreement may contain a more detailed definition of “Successful Exit” in relation to the repayment of the loan compared to that set out above, and if it does upon execution of such subscription agreement the Parties shall amend the definition of Successful Exit set out above so that it reads the same as the definition of Successful Exit set out in the subscription agreement.

3.                                      ASSIGNMENT

3.1                               AMC hereby transfers and assigns its right, title or interest in the Existing Patent Rights to AMT (“AMC’s Ownership Interest”), including:

3.1.1                                             the right to sue for and recover damages and other remedies in respect of any infringement of the Existing Patent Rights or other acts carried out by another person within the scope of the claims of any published specifications of any of the Existing Patent Rights which may have occurred before the Effective Date; and

3.1.2                                             the right to apply for, prosecute and obtain patent or similar rights or protection in respect of any of the inventions the subject matter of the Existing Patent Rights in any country of the world (including the right to claim priority form the Existing Patent Rights).

3.2                               AMC agrees that it will at the request of AMT or AMT’s patent attorneys do and execute or arrange for the doing and executing, of each necessary act, document or thing to implement the assignment and transfer the subject of Section 3.2 including those things necessary to effect the assignment at the patent office in such country on a country by country basis in a form of assignment approved by AMT’s external patent counsel.

3.3                               Following the Effective Date, AMT and AMC may (but are not obliged to) enter into further agreements relating to the research and development of FG Products or other products Covered by the Existing Patent Rights (“Research Agreements”).  The terms of such Research Agreements shall be negotiated by AMC and AMT in good faith on a case by case basis.

3.4                               AMC does not grant any warranties or representations regarding the validity or enforceability of the Existing Patent Rights.  Nor does it give any warranty or representation that the use of the Existing Patent Rights would not infringe third party’s rights.  AMC shall not be held liable by AMT in the event of such infringements and shall be indemnified and held harmless by AMT from claims in relation to such infringement.

3.5                               AMT shall use commercial reasonable and diligent efforts directed to obtain Marketing Authorisation for the FG Products and to commercialise the FG Products.

4.                                      PAYMENTS TO AMC

4.1                               In consideration of the assignment of AMC’s Ownership Interest in the Existing Patent Rights, AMT has agreed to pay AMC royalties at the rate of [**] per cent ([**]%) Net Sales on sales of FG Products.  Such royalties shall be payable on an FG Product by FG Product basis for so long as there are Valid Claims of Existing Patent Rights covering that FG Product in the country of sale or, if no Valid Claim exists in such country, for as long as AMT, its Affiliates and/or its sublicensees have a monopoly position in such country, whereby “monopoly” for the purpose of this clause means that in such country there is a juridical basis (i.e. granting of Orphan Drug Status) pursuant to which AMT has a position as if Valid Claims would exist in such country.

5.                                      PAYMENT TERMS

5.1                               AMT shall make the payments due to AMC under Section 4.1 in Euros at Quarterly intervals.  Within [**] days of the end of each Quarter after launch of a FG Product in any country, AMT shall pay all monies due to AMC under Section 4.1.  Each royalty payment shall be accompanied by a report summarising the Net Sales of each FG Product on a country-by-country basis during the Quarter, the currency conversion rate, if applicable (see Section 5.2), the taxes withheld, if any, and the total royalty payments due.

5.2                               When for the purpose of calculating royalties under Section 4.1. conversion from any foreign currency to Euros shall be required, such conversion shall be made as follows.  When calculating Net Sales, the amount of such sales in any particular foreign currency for a Quarter shall be converted into Euros, using the average Quarterly rate of exchange for such currency to Euros.

5.3                               Payments made under Sections 4.1 shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority.  Any tax which AMT is required to pay or withhold with respect of royalty payments to be made to AMC hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, AMT shall give AMC such assistance, which shall include the provision of such documentation as may be required by revenue services, as may reasonably be necessary to enable AMC to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.

5.4                               AMT shall prepare an annual statement which shall show for each calendar year all monies due to AMC under this Agreement.  This statement shall be submitted to AMC within [**] days of the end of a calendar year and shall include a copy of all statements received from licensees relating to the calendar year in question.  If AMC gives notice to AMT within [**] days of the receipt of any such statement that it does not accept the same, that statement shall be certified by an independent accountant appointed by agreement between AMT and AMC or, in default of agreement within [**] days, appointed by the President for the time being of the Nederlands Instituut van Registeraccountants (NIVRA).  AMT shall (subject to the independent accountant agreeing to maintain the confidentiality of the books and records save insofar as is necessary for the property reporting to AMT and AMC) make available to the independent accountant all books and records required for the purpose of that certification and the statements so certified shall be final and binding between the Parties.  The cost of the certification shall be the responsibility of AMT if the statement is shown to have underestimated the monies payable to AMC by more than [**] per cent ([**]%) and the responsibility of AMT otherwise.  Any outstanding payments due to AMC which are identified as a result of carrying out the investigation shall be paid to AMC immediately.  There shall be no more than [**] by an independent accountant in relation to any one annual statement.

5.5                               All payments to AMC under the terms of the Agreement are expressed to be exclusive of VAT.  All payments made to AMC under the Agreement shall be made in Euros by direct transfer to such bank account as AMC may notify AMT from time to time.

5.6                               If AMT fails to make any payment to AMC hereunder by the due date for payment without prejudice to any other right or remedy available to AMC, AMC shall be entitled to charge AMT interest (both before and after judgement) on the amount unpaid at the rate of [**] calculated on a daily basis until payment in full is made.

6.                                      RE-ASSIGNMENT OF EXISTING PATENT RIGHTS

6.1                               If, following the Effective Date, (i) there is a family of Existing Patent Rights which Cover a specific FG Product (“Patent Family”), and (ii) the board of AMT decides to cease developing and Commercialising the FG Product Covered by that Patent Family in each of Europe (considered as a whole), the United States of America and Canada whilst there are Valid Claims of Existing Patent Rights in the Patent Family in question in such country, then AMT shall notify AMC of such board decision and shall forthwith upon AMC’s request, re-assign to AMC free of charge AMC’s Ownership Interest in such Patent Family.

6.2                               AMT hereby appoints AMC as it attorney to effect on its behalf any re-assignment of the AMC Ownership Interest under Section 6.1 which AMT has failed to make to AMC within [**] days upon AMC’s request as referred to in Section 6.1, with the right but not the obligation to do any and all acts and things necessary to effect unconditionally such re-assignment including the right for AMC to execute all deeds, documents or instruments and swear any oaths or declarations in the name of and on behalf of AMT necessary for such purpose.  AMC’s appointment as attorney under this Section 6.2 is given to secure AMC’s Ownership Interest in the Existing Patent Rights and to secure the performance of AMT’s obligations to re-assign the AMC Ownership Interest in the event of termination and such appointment shall be perpetual and irrevocable, notwithstanding AMT entering into liquidation, being wound-up or dissolved or having a receiver, manager, administrator, administrative receiver or similar person appointed over any of its assets.

6.3                               Subject to the provisions of Section 6.1 AMC’s only remedy for a material breach of Sections 3 to 5 shall be a claim for damages.

7.                                      USE BY AMT OF GMP FACILITY

7.1                               With effect from Effective Date AVP hereby grants to AMT exclusive access to the GMP Facility and the exclusive right to use the same for the period from the Effective Date to December 1, 2010 (“Rental Term”) on the terms of Sections 8 to 11 of this Agreement.  AMC and BDDA consent and agree to such grant by AVP.

7.2                               AVP gives no warranty or representation to AMT that by using the GMP Facility AMT will be able to manufacture products to GMP.

8.                                      RENTAL AGREEMENTS

8.1                               AMT acknowledges and agrees that it has seen a copy of the Rental Agreements and undertakes to comply with the terms thereof as if they formed part of this Agreement and in particular AMT will reimburse AVP all rental payments made by AVP to AMC and BDDA respectively pursuant to the Rental Agreements within [**] days of receipt of an invoice therefore from AVP which attaches the corresponding AMC or BDDA invoice to AVP.

8.2                               AMC and AVP shall not amend or vary the First Rental Agreement nor shall BDDA and AVP amend the Second Rental Agreement in either case during the Rental Term without AMT’s consent save where such amendment is necessary to comply with a Legal Requirement.

9.                                      PAYMENT FOR THE USE OF AVP ASSETS

9.1                               In consideration of the use of the AVP Assets by AMT, AMT shall pay to AVP its depreciation costs on the AVP Assets in the amounts and on or before the dates set forth in Schedule 1A.  Subject to Section 9.3, each AVP Asset shall become the sole property of AMT upon the payment of the last amount set forth in Schedule 1 A.

9.2                               AMT shall have the right to replace any particular AVP Asset and dispose of the original at its own cost and expense and, subject only to Section 9.3, AMT shall own such replacement AVP Asset.  For clarity, replacing an original AVP Asset shall not relieve AMT of its payment obligations in respect of that AVP Asset under Section 9.1 (if any).

9.3                               Should any AVP Asset (including any replacement AVP Asset acquired on the terms of Section 9.2) be one which is a fixed, immovable asset, such that removing that asset from the GMP Facility upon termination or expiration of the Rental Term may cause material damage to the GMP Facility (a “Fixed Asset”), that asset shall be and shall remain the property of AMC.  AMC hereby authorizes AMT to use the Fixed Assets for all purposes necessary for AMT to operate the GMP Facility.  Following termination or expiration of the Rental Term AMC may elect that AMC and/or AVP should continue using the Fixed Assets.  If AMC so elects it shall notify AMT of this decision, whereupon AMC shall pay or shall procure the payment to AMT of a commercially reasonable amount for the use of such Fixed Assets taking into account:  (i) the amount paid for the original Fixed Asset by AMT to AVP under Section 9.1, (ii) the cost of any replacement asset acquired by AMT pursuant to Section 9.2 (if any); (iii) the age of the Fixed Asset upon the expiration or termination of the Rental Term; and (iv) the estimated remaining life of the Fixed Asset.  Any dispute between the Parties as to the size of this payment shall be referred to Expert Determination.  In the event that upon the expiration or termination of the Rental Term AMC does not elect to continue to use a Fixed Asset the Parties shall discuss alternative methods for disposing of that Fixed Asset.

10.                               OPERATIONS

10.1                        AMT shall only use the GMP Facility for the purpose of the research, development and manufacture of gene and cell therapy products including FG Products, as well as the support functions related to this purpose.

10.2                        AMT shall maintain the GMP Facility (including the AVP Assets) in good condition and shall bear the sole risk for any damage, loss, destruction or theft thereof.

10.3                        AMT shall have and maintain such type and amounts of insurance covering the GMP Facility as is normal and customary in the biotechnology industry generally for persons similarly situated, and shall upon request provide AVP with a copy of its policies or certificates of insurance (as available) in that regard, along with any amendments and revisions thereto.

10.4                        AMT will be responsible for obtaining all required licenses, consents and other regulatory permissions necessary for the operation of the GMP Facility.

11.                               AMC’S USE OPTION

11.1                        AMC has the right on an annual basis expiring November 30, 2007 and each subsequent November 30 during the Rental Term (“Use Year”) to use:

11.1.1                                      for the [**] Use Years from [**], up to no more than [**] percent ([**]%) of AMT’s Total Available Production Capacity in the GMP Facility; or

11.1.2                                      for the [**] Use Years from [**], up to but no more than [**] percent ([**]%) of AMT’s Total Available Production Capacity in the GMP Facility.

For clarity, it is declared and agreed that AMC shall have no right for its employees to have access to the GMP Facility, the right of use being a right to have AMT employees operate the GMP Facility on AMC’s behalf.

11.2                        If AMC wishes to exercise this right of use for any Use Year, AMC must notify AMT in writing of the exercise of this right no later than [**] of the year preceding the Use Year in which it wishes to use that production capacity.  For clarity, should AMC not exercise its option for a particular Use Year as referred to above AMC shall owe AMT no fee and AMT shall be free to use Total Available Production Capacity in that Use Year for its own needs.  If AMC has given notice to use then no later than [**] prior to the commencement of the Use Year in question AMC and AMT shall agree the precise use for which AMC requires AMT to operate the relevant capacity and the precise capacity to be used (not being in excess of the aforesaid percentages) and agreed deliverables to be supplied to AMC from such use and the price therefor to be paid to AMT by AMC calculated in accordance with Section 11.3.  The agreed terms of such arrangement shall be confirmed by AMC to AMT by notice in writing, such notice (“Agreed Use Notice”) shall be given by no later than the [**] prior to the commencement of the Use Year in question.  AMT shall execute the work set out in the Agreed Use Notice for or on behalf of AMC in compliance with the protocols submitted by AMC to AMT for such work and in compliance with all applicable GMP regulations.  Should AMC have given an Agreed Use Notice as referred to above by the [**] deadline and should AMC then not use any or all of the production capacity indicated in its Agreed Use Notice AMC shall in any event pay AMT the fee for such capacity calculated set out in the Agreed Use Notice.  If AMC fails to give AMT an Agreed Use Notice by the [**] deadline AMC shall owe AMT no fee and AMT shall be free to use Total Available Production Capacity in that Use Year for its own needs.

11.3                        The price that AMT will charge to AMC will be calculated by reference to the actual costs (including but not limited to the costs of the personnel and materials used by AMT) incurred by AMT to perform the work for AMC in accordance with GMP and the protocols submitted by AMC, plus [**] percent ([**]%) thereof.  AMT will invoice AMC for such costs at the end of the month in which such costs are incurred.  AMC will make payment for such sums within [**] days of receipt of an invoice.  All payment to AMT under the terms of this Agreement are expressed to be exclusive of VAT, and shall be made in Euros by direct transfer to such bank account as AMT may notify AMC from time to time.  If AMC fails to make payment to AMT hereunder by the due date for payment then without prejudice to any other rights or remedy available to AMT, AMT shall be entitled to change AMC interest (both before and after judgement) on the amount unpaid at the rate of [**] calculated on a daily basis until payment in full is made.

12.                               TERM AND TERMINATION

12.1                        The provisions of Section 7 to 11 of this Agreement will be effective for the Rental Term unless terminated earlier pursuant to Section 12.2, 12.3 or 12.6.

12.2                        AVP shall be entitled to terminate the provisions of Section 7 to 11 of this Agreement by written notice to AMT with immediate effect if AMT:

12.2.1                                      commits a material breach of Section 7 to 11 and, where the breach is capable of remedy, has failed to remedy such breach within [**] days of written notice requiring remediation; or

12.2.2                                      suffers an Insolvency Event.

12.3                        AMT shall be entitled to terminate the provisions of Section 7 to 11 of this Agreement at any time prior to the end of the Rental Term without reason upon giving twelve (12) months written notice to AVP.

12.4                        Upon the expiry of the Rental Term or the termination of Sections 7 to 11 by AVP for cause pursuant to Section 12.2 or a termination of Sections 7 to 11 by AMT under Section 12.3, AMT will promptly vacate the GMP Facility, leaving the GMP Facility and AVP Assets in good condition and in conformity with then applicable GMP requirements and in such a state that AMC or AVP is able to run the GMP Facility as from the expiry or termination of the Rental Term without interruption.  In order to achieve such smooth transition of the GMP Facility from AMT to AMC and/or AVP, AMT is willing, upon AMC/AVP’s request to render reasonable assistance to AMC and/or AVP (which request may be made by AMC/AVP prior to the expiration or termination of the Rental Term to allow AMC/AVP sufficient time for such transition).  Reasonable assistance will include providing reasonable GMP instruction to AMC/AVP personnel and/or assisting AMC/AVP in writing the Standard Operating Procedures AMC/AVP requires in order to operate the GMP Facility and also will include reasonable assistance as to the assignment of any permits and licenses required by AMC/AVP to run the GMP Facility.

12.5                        Upon the termination or expiry of Sections 7 to 11 for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination of the provisions of this Agreement which are expressed to survive termination, no Party shall have any further obligation to another under Sections 7 to 11.

12.6                        Upon the termination of either Rental Agreement the provisions of Sections 7 to 11 in relation to that part of the GMP Facility and the AVP assets sited there shall also terminate, provided always that if such termination of a Rental Agreement occurs through no fault of AMT then AMC and BDDA (as applicable) will at that time enter into a direct agreement with AMT with regard to the relevant part of the GMP Facility on financial and other terms equivalent to those set out in the relevant Rental Agreement.

13.                               CONFIDENTIALITY

13.1                        Each of the Parties undertakes to:

13.1.1                                      keep the Confidential Information secret and confidential and not to disclose it to any third party without the other Party’s prior written consent save as expressly or impliedly permitted under the Agreement;

13.1.2                                      use the Confidential Information only for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

13.1.3                                      ensure that only those of its officers, consultants, employees (including without limitation directors), Affiliates, licensees and other third parties who are directly concerned with this Agreement have access to the Confidential Information on a strictly applied “need to know” basis and are informed of the secret and confidential nature of it;

13.1.4                                      keep the Confidential Information separately identifiable and safe and secure at all times in accordance with good industry practice; and

13.1.5                                      clearly identify the Confidential Information as confidential.

13.2                        The obligations of confidentiality shall not extend to any Confidential Information which:

13.2.1                                      is or becomes generally available to the public otherwise than by reason of breach by the recipient of such Confidential Information (the “Receiving Party”) of such a confidentiality obligation; or

13.2.2                                      is known to the Receiving Party and is at its free disposal at the time of its disclosure to the Receiving Party (having been generated independently by the Receiving Party or a third party in circumstances where it can be shown that it has not been derived from access to the Confidential information of the Party disclosing such information (the “Disclosing Party”)) provided always that this provision shall not apply to the Original Intellectual Property and the obligations on AMC, BDDA and AVP in relation to the same; or

13.2.3                                      is subsequently disclosed to the Receiving Party without obligations of confidentiality by a third party owing no such obligations to the Disclosing Party in respect of that Confidential Information; or

13.2.4                                      is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing timing and content of such disclosure.

13.3                        The Parties understand that remedies in damages may be inadequate to protect against any breach of any of the provisions of a confidentiality obligation by either Party or their employees, officers or any other person acting in concert with it or on its behalf.  Accordingly, each Party shall be entitled to seek the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of such an obligation.

13.4                        The Parties agree that these obligations of confidentiality shall continue to apply until the Confidential Information is no longer confidential.

14.                               MISCELLANEOUS

14.1                        No Party shall without the prior written consent of the others, such consent not to be unreasonably withheld, assign the benefit and/or burden of this Agreement, provided, however, that either Party may assign this Agreement or any part of its rights and obligations hereunder to an Affiliate or to any company with which such Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party provided always that such Affiliate or company undertakes in writing to the other Party to be bound by the terms of this Agreement.

14.2                        If a Party is unable to perform any of its obligations under this Agreement due to an event of force majeure as determined by the common law such Party shall be excused such performance (but only such performance) during the period of such force majeure event.

14.3                        The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by Netherlands law.  All disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement, and including disputes relation to pre-contractual representations, which result in any action or proceeding shall be subject to the jurisdiction of the Netherlands Courts, District of Amsterdam.

14.4                        Save as expressly provided in this Agreement nothing herein takes away from a Party or constitutes a waiver by a Party of any of its rights or remedies under common law, statute or otherwise.

14.5                        This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement provided that this does not remove any right of action by either Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

14.6                        Only the Parties and their successors and permitted assignees shall have the right to enforce any provision of this Agreement and no other person shall have any rights to enforce a term of this Agreement which confers a benefit on that person.

14.7                        No Party shall be liable to any other Party, its Affiliates or licensees in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, cost or expense of an indirect or consequential nature (including any economic loss or other loss of turnover, profits, business or goodwill) arising out of or in connection with this Agreement or the subject matter of this Agreement.

14.8                        All formal notices to be given pursuant to this Agreement shall be in writing and shall be delivered by hand to the address of the Parties set out above (or such other address as may be notified by a Party to the other from time to time) with a confirmation copy being sent by post.  Notices shall be deemed to have been received at the time of delivery by hand.

14.9                        The activities of the Parties contemplated pursuant to this Agreement shall not constitute a partnership and neither party has the authority to bind the other Party in any way except provided in this Agreement.

14.10                 Each Party shall bear its own legal costs and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement.

14.11                 Any press releases to be made by either Party relating to this Agreement will require the approval of the other Party.

14.12                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.

SIGNED by	) /s/ illegible

for and on behalf of	)

ACADEMISCH MEDISCH CENTRUM )

SIGNED by	)

for and on behalf of	)

BEHEERSMAATSCHAPPIJ DIENST-	) /s/ illegible

VERLENING EN DEELNEMING	)

AZUA B.V.	)

SIGNED by	)

for and on behalf of	)

AMSTERDAM VECTOR	) /s/ J.M. ter Riet

PRODUCTIONS B.V.	)

SIGNED by	)

for and on behalf of	)

AMSTERDAM MOLECULAR	) /s/ illegible

THERAPEUTICS B.V.	)

SCHEDULE 1

AVP ASSETS

SCHEDULE1A

SCHEDULE OF DEPRECIATION PAYMENTS FOR THE AVP ASSETS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

SCHEDULE 2

EXISTING PATENT RIGHTS

Title	Stage/Territory	Official No.	Date filed	Earliest priority date
[**]	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

SCHEDULE 3

EXPERT DETERMINATION

1.                                      Any matter or dispute to be determined by an expert under this Agreement (“Expert”) shall be referred to a person suitably qualified to determine that particular matter or dispute who shall be nominated jointly by the Parties or, failing agreement between the Parties within [**] Business Days of a written request by either Party to the other seeking to initiate the Expert’s decision procedure, either Party may request the President for the time being of the Association of the Dutch Pharmaceutical Industry, NEFARMA, or any successor body to it to nominate the Expert.

2.                                      The Parties shall with [**] days of the appointment of the Expert meet with him/her in order to agree a program for written and oral submissions.

3.                                      In all cases the terms of appointment of the Expert by whomsoever appointed shall include:

3.1                               a commitment by the Parties to share equally the Expert’s fee;

3.2                               a requirement on the Expert to act fairly as between the Parties and according to the principles of natural justice;

3.3                               a requirement on the Expert to hold professional indemnity insurance both then and for [**] years following the date of his/her determination;

3.4                               a commitment by the Parties to supply to the Expert the submissions the subject of paragraph 2 and all such assistance, documents and information as he/she may require for the purpose of his or her determination.

3.5                               a commitment by the Parties that all negotiations connected with the dispute shall be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings.

4.                                      The Expert shall give a written decision which shall contain a factual analysis, his/her conclusions and the reasons for his conclusions.

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5.                                      The Expert’s decision shall be final and binding on the Parties (save in the case of negligence or manifest error).

6.                                      The Parties expressly acknowledge and agree that they do not intend the reference to the Expert to constitute an arbitration within the scope of any arbitration legislation, the Expert’s decision is not a quasi-judicial procedure and the Parties shall have no right of appeal against the Expert’s decision provided always that this shall not be construed as waiving any rights the Parties might have against the Expert for breaching his/her terms of appointment or otherwise being negligent.

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SCHEDULE 4

FIRST RENTAL AGREEMENT

4

SCHEDULE 5

SECOND RENTAL AGREEMENT

5

Draft Side Letter to be typed on headed notepaper of AMT

Academisch Medisch Centrum
Meibergdreef 9,
1105 AZ
Amsterdam
The Netherlands

[date]

Dear Sirs,

Agreement made between us dated [       ] 2006

We refer to the Agreement made between ourselves, yourselves, BDDA and AVP, dated [         ] 2006 (“the Agreement”) and in particular to Section 11.2 of the Agreement. We confirm that we have agreed between us that for the balance of the first Use Year to November 30, 2006, we will use on your behalf the following of our Total Available Production Capacity on the following terms:

1.                                      Capacity being used - [      ]

2.                                      Deliverables to be supplied to AMC

3.                                      Price [     ]

Kindly signify your agreement to the terms set out in this Side Letter by signing the attached copy of this Side Letter and returning it to us.

Yours sincerely

For and on behalf of Amsterdam Molecular Therapeutics

We acknowledge and agree the terms set out in this Side Letter for and on behalf of AMC

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